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Exhibit 99.1

NewsRelease
NYSE: MMP

Date:	August 11, 2004
Contact:	Paula Farrell (918) 574-7650 paula.farrell@magellanlp.com

Magellan Midstream Partners Prices Equity Offering

        TULSA, Okla.—Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has priced its previously announced public offering of 1.8 million common units at $49.77 per unit. Net proceeds from this offering, including the general partner's related capital contribution and deduction of underwriting discounts and offering expenses, are approximately $87.3 million. Management intends to use the net proceeds to fund the partnership's recently announced pipeline acquisition, expected to close by October 1, 2004.

        Lehman Brothers Inc. and Citigroup Global Markets Inc. are joint book-running managers of the common unit offering, with Goldman, Sachs & Co. and UBS Securities LLC acting as co-managing underwriters. The offering is expected to close on August 17, 2004.

        When available, a copy of the final prospectus supplement and related base prospectuses associated with the common unit offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: 631-254-7106, Fax: 631-254-7268, e-mail: niokioh_wright@adp.com, or Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Department, Floor 8-I, 140 58th Street, Brooklyn, NY 11220, Phone: 718-765-6732.

        The underwriters have the option to purchase up to 270,000 additional common units from Magellan Midstream Holdings, L.P., the owner of the partnership's general partner, to cover over-allotments, if any. The exercise of the over-allotment option would not increase the number of common units outstanding.

        This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission.

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  Exhibit 99.1
Magellan Midstream Partners Prices Equity Offering